Exhibit 5.3

September 21, 2010

CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, PA 15317

Attn: P. Jerome Richey

Executive Vice President – Corporate Affairs,

Chief Legal Officer and Secretary

Ladies and Gentlemen:

We have acted as special Tennessee counsel to CONSOL Energy Inc., a Delaware corporation (the “Company”), solely for the purpose of rendering certain opinions that relate to the Tennessee Subsidiary Guarantors. We have been advised by the Company and its counsel, Buchanan Ingersoll & Rooney PC (“BIR”), that this opinion will be used and relied upon by the Company and BIR (to the extent expressly permitted by the terms of this letter) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of (i) $1,500,000,000 aggregate principal amount of its 8.00% Senior Notes due 2017 (the “2017 Exchange Notes”) to be offered in exchange for a like principal amount of the Company’s issued and outstanding unregistered 8.00% Senior Notes due 2017, and (ii) $1,250,000,000 aggregate principal amount of its 8.25% Senior Notes due 2020 (the “2020 Exchange Notes” and, collectively with the 2017 Exchange Notes, the “Exchange Notes”) to be offered in exchange for a like principal amount of the Company’s issued and outstanding unregistered 8.25 % Senior Notes due 2020, which will contain guarantees (the “Guarantees”) by certain subsidiaries of the Company (collectively, the “Subsidiary Guarantors”), including, without limitation, Coalfield Pipeline Company, a Tennessee corporation, and Knox Energy, LLC, a Tennessee limited liability company (the “Tennessee Subsidiary Guarantors”). The Company and BIR have further advised us that the Exchange Notes and the Guarantees are proposed to be issued in accordance with the terms of (i) the indenture dated as of April 1, 2010, by and among the Company, the Subsidiary Guarantors signatory thereto and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”) for the issuance of 8.00% Senior Notes due 2017 (the “2017 Indenture”), as supplemented by the Supplemental Indenture, dated as of April 30, 2010, by and among the Company, certain of the Subsidiary Guarantors party thereto and the Trustee (the “2017 First Supplemental Indenture”), and Supplemental Indenture No. 2, dated as of June 16, 2010, by and among the Company, the Subsidiary Guarantors party thereto and the Trustee (the “2017 Second Supplemental Indenture”), and (ii) the indenture dated as of April 1, 2010, by and among the Company, the Subsidiary Guarantors signatory thereto and the Trustee for the issuance of 8.25% Senior Notes due 2020 (the “2020 Indenture” and, collectively with the 2017 Indenture, the “Indentures”), as supplemented by the

Supplemental Indenture, dated as of April 30, 2010, by and among the Company, certain of the Subsidiary Guarantors party thereto and the Trustee (the “2020 First Supplemental Indenture” and, collectively with the 2017 First Supplemental Indenture, the “First Supplemental Indentures”), and Supplemental Indenture No. 2, dated as of June 16, 2010, by and among the Company, the Subsidiary Guarantors party thereto and the Trustee (the “2020 Second Supplemental Indenture” and, collectively with the 2017 Second Supplemental Indenture, the “Second Supplemental Indentures”).

In connection with rendering the opinions set forth below, we have examined the respective Certificates of Incorporation, Articles of Incorporation, Certificates of Formation or similar document, as applicable, and the respective bylaws, limited liability company agreements, partnership agreement or similar document, as applicable, of the Tennessee Subsidiary Guarantors, and resolutions adopted by the respective boards of directors, managers, members, or partners, as applicable, of the Tennessee Subsidiary Guarantors, and we have made such other investigation as we have deemed appropriate.

In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the incumbency and authority of all officers and directors of the Tennessee Subsidiary Guarantors, the absence of misunderstanding, fraud, duress or undue influence, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents, and the completeness and accuracy of all such documents provided to us by the Company. As to any facts material to the opinion expressed herein, we have, when such facts were not independently established, relied upon certificates of public officials and certificates, oaths, declarations and representations of the Company and the Tennessee Subsidiary Guarantors, and their respective officers, directors, members and other representatives.

We express no opinion as to compliance with Tennessee Code Annotated Sections 48-16-401 and 48-236-105 insofar as the Guarantees or the incurrence by the Tennessee Subsidiary Guarantors of any obligations governed or created by the documents described in or contemplated by the Registration Statement, the Prospectus contained therein, the First Supplemental Indentures or the Second Supplemental Indentures may be deemed to be a distribution by the Company. We express no opinion as to whether any officer or director of either of the Tennessee Subsidiary Guarantors has acted in a manner consistent with such person’s fiduciary and other duties to the applicable Tennessee Subsidiary Guarantor. We are qualified to practice law in the State of Tennessee. The opinions set forth herein are expressly limited to the laws of the State of Tennessee.

Based upon the foregoing, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that each of the Tennessee Subsidiary Guarantors is validly existing and in good standing in the State of

Tennessee and that each of the Guarantees to which a Tennessee Subsidiary Guarantor is a party has been duly authorized by all necessary action on the part of each such Tennessee Subsidiary Guarantor.

We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Buchanan Ingersoll & Rooney PC may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the Exchange Notes and the Guarantees, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Wagner, Myers & Sanger, PC

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